Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Susan Hyde	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-1151	212-308-3333
shyde@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey Announces Fourth Quarter and Year-End 2007 Financial Results
New York, NY – February 28, 2008 – Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today reported financial results for the fourth quarter and year ended December 31, 2007.
QUARTERLY AND YEAR-END RESULTS
▪	Included in our year-end results is a reserve taken in connection with an agreement in principle to settle matters relating to a previously disclosed U.S. Securities and Exchange Commission (SEC) investigation. Excluding this reserve, year-end 2007 revenues, net income and funds from operations (FFO) increased over the prior year and were positively impacted by a substantial increase in investment volume and full recognition of revenues as a result of achieving the preferred return performance hurdle for CPA®:16 – Global.

▪	Total revenues net of reimbursed expenses for the fourth quarter of 2007 were $51.2 million, compared to $83.1 million for the fourth quarter of 2006, which included revenues resulting from the CPA®:12/14 merger. Total revenues net of reimbursed expenses for 2007 increased 22% to $249.3 million, as compared to $203.9 million for 2006. Reimbursed expenses are excluded from total revenues because they have no impact on net income.

▪	Net income for the fourth quarter of 2007 was $6 million and net income for 2007 was $79.3 million. Net income for the fourth quarter of 2007, excluding the reserve taken for the SEC matter, was $27 million, as compared to $43.6 million for the same period in 2006. Net income for 2007, excluding the reserve taken for the SEC matter, increased 16% to $100.3 million, as compared to $86.3 million in 2006. The impact of the reserve on net income was $21 million.

▪	Diluted earnings per share (EPS) for the fourth quarter of 2007 was $0.15 and diluted EPS for 2007 was $2.05. Diluted EPS for the fourth quarter of 2007, excluding the reserve taken for the SEC matter, was $0.68, as compared to $1.12 for the same period in 2006. Diluted EPS for 2007, excluding the reserve taken for the SEC matter, increased 16% to $2.58, as compared to $2.22 for 2006.

▪	As per the attached table, FFO for the fourth quarter of 2007 was $2.9 million, or $0.07 per diluted share, and FFO for 2007 was $133.3 million, or $3.34 per diluted share. FFO for the fourth quarter of 2007, excluding the reserve taken for the SEC matter, was $0.83 per diluted share, or $32.9 million, as compared to $1.39 per diluted share, or $54.9 million, for the comparable period in 2006. FFO for 2007, excluding the reserve for the SEC matter, increased 27% to $163.2 million, or $4.09 per diluted share, as compared to $128.5 million, or $3.29 per diluted share for 2006.

▪	Cash flows from operating activities for 2007 decreased to $47.5 million, as compared to $119.9 million for 2006 due primarily to the impact of the CPA®:12/14 merger where in 2006 we recognized $46 million in revenues received in cash but paid approximately $21 million in taxes related to those revenues in 2007. This accounted for a $67 million swing in cash flow.
PROVISION FOR SETTLEMENT
As we have previously disclosed, in 2004 the staff of the SEC began investigating whether, in connection with a public offering of shares of CPA®:15 in late 2002 and early 2003, Carey Financial, our wholly-owned broker-dealer subsidiary, sold such shares without an effective registration statement, and whether that and other SEC filings by the REITs managed by us contained material misrepresentations and omissions, including with respect to payments made by certain of the REITs in the 2000-2003 period to broker-dealers that distributed the REITs’ shares.
We have now reached an agreement in principle with the staff of the SEC to settle all matters relating to this investigation. The agreement in principle is subject to approval by the Commission and also to the satisfactory completion of settlement papers, and accordingly the agreement in principle could fail to be implemented or be implemented in a different form. Pursuant to the agreement in principle with the SEC staff, and assuming approval by the Commission, the SEC would file a complaint in federal court alleging violations of certain provisions of the federal securities laws, and seeking to enjoin us from violating those laws, including Section 5 of the Securities Act of 1933, in connection with the offering of shares of CPA®:15, and Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13 and 14 of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, among others, in connection with the payments to broker-dealers and related disclosures.
Without admitting or denying the allegations in the SEC’s complaint, we would consent to the entry of the injunction, which would be subject to court approval. As part of the agreement in principle with the SEC staff, and assuming approval by the Commission, we would expect to make “disgorgement” payments of approximately $20 million, including interest, with the payments being made to certain of our managed REITs, and we would also pay a $10 million civil penalty.

In connection with the agreement in principle, we have established a charge of approximately $30 million, which is included in our fourth quarter 2007 results. We also have recognized an offsetting $8.9 million tax benefit in the same period, resulting in a net charge of approximately $21 million.
SUPPLEMENTAL PERFORMANCE METRICS
▪	Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2007 was $(3.9) million, or $(0.10) per diluted share, and EBITDA for 2007 was $91.1 million, or $2.29 per diluted share. EBITDA from our investment management segment, excluding the reserve taken for the SEC matter, totaled $0.65 per diluted share, or $26.1 million this quarter, a decrease from EBITDA of $1.65 per diluted share, or $65 million, in the fourth quarter of 2006. For 2007, EBITDA from this segment, excluding the reserve taken for the SEC matter, increased 15% to $121.1 million, or $3.04 per diluted share, from $105.7 million, or $2.70 per diluted share for 2006.

▪	FFO from our real estate ownership segment in the fourth quarter of 2007 increased to $0.43 per diluted share, or $17.2 million, from $0.37 per diluted share, or $14.6 million in the fourth quarter of 2006. For 2007, FFO from this segment increased 10% to $64.1 million, or $1.61 per diluted share, from $58.5 million, or $1.50 per diluted share during 2006.

▪	For the year ended December 31, 2007, adjusted cash flow from operations totaled $84.2 million, as compared to $70.2 million for 2006.

▪	Further information concerning these non-GAAP supplemental performance metrics is presented in the accompanying tables.
DISTRIBUTIONS AND SHARE REPURCHASE
▪	The Board of Directors raised the quarterly cash distribution to $0.477 per share for the fourth quarter 2007. In addition, we announced that the Board declared a special distribution of $0.27 per share. Both distributions were paid on January 15, 2008 to shareholders of record as of December 31, 2007.

▪	Under our current share repurchase program, we may now repurchase up to $40 million of our common stock in the open market through March 31, 2008 as conditions warrant. Through December 31, 2007, we repurchased shares totaling $25.5 million.
INVESTMENT ACTIVITY
▪	In the fourth quarter of 2007, we structured investments totaling approximately $171 million on behalf of our CPA® REITs, as compared to $269 million during the fourth quarter of 2006.

▪	In 2007, we structured 22 investments on behalf of our CPA® REITs totaling approximately $1.1 billion, as compared to $720 million in 2006. Approximately 55% were international transactions.

CPA®:17 – GLOBAL OFFERING
▪	In late December 2007, we commenced fundraising for our newest offering, CPA®:17 – Global, an affiliated REIT formed for the purpose of investing in a diversified portfolio of income-producing commercial properties and other real estate related assets, both domestically and internationally. Through February 27, 2008, we have raised approximately $40 million on CPA®:17 – Global’s behalf.
GROWTH IN ASSETS UNDER MANAGEMENT
▪	W. P. Carey is the advisor to the CPA® REITs, which had assets valued at approximately $8.4 billion on December 31, 2007 – a 15% increase as compared to December 31, 2006.

▪	Since 2001, the Company’s assets under management on behalf of the CPA® REITs have more than tripled.

▪	As of December 31, 2007, the occupancy rate of our 17 million square foot owned portfolio was approximately 97%. In addition, for the 87 million square feet owned by the CPA® REITs, the occupancy rate was approximately 99%.
“We are pleased with the strong operating results that we have achieved for 2007,” said President and Chief Executive Officer, Gordon F. DuGan. “Our revenues and net income prior to the charge pertaining to the SEC matter were at record levels. We experienced a healthy investment volume and strong cash flows from our existing investments. Additionally, we look forward to final resolution of all matters relating to the SEC investigation and believe we are a stronger and better firm today than we have ever been.
In these turbulent times, we believe that our cycle-tested business model is well-suited for today’s environment and we are pleased that we have maintained a conservative financial profile through the past credit cycle. As we are entering a new part of the credit cycle, we will keep a vigilant watch on our existing investments and seek to manage them through what may continue to be a difficult credit market. At the same time, we enter 2008 with a very strong balance sheet and hopeful that the change in the credit cycle will provide us with numerous investment opportunities.”
UPCOMING EVENTS
▪	Benjamin P. Harris, Head of Domestic Investments, will be speaking on a panel at the Real Estate 2008 RealShare Conference on March 6, 2008 from 1:50 PM to 2:35 PM at The Westin Bonaventure Hotel in Los Angeles, California.

▪	Gordon F. DuGan, President and CEO, will be headlining the “Fact or Fiction” discussion at the RealShare NET LEASE conference on April 29, 2008 at the Marriott Marquis in New York, New York.

CONFERENCE CALL & WEBCAST
Please call at least 10 minutes prior to call to register
Date: Thursday, February 28, 2008 at 11:00 AM (ET)
Call-in Number: 1-877-407-8031
(International) +1-201-689-8031
Webcast: www.wpcarey.com/earnings
Podcast: www.wpcarey.com/podcast
Available after 2:00 PM (ET)
Replay Number: 1-877-660-6853
(International) +1-201-612-7415
Replay Access Codes: Account # 286 and Conference ID # 273699. Please note that both access codes are required for playback. Replay available until March 14, 2008 at midnight ET.
W. P. Carey & Co. LLC
W. P. Carey & Co. LLC provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages a global investment portfolio worth more than $10 billion.  Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies and private equity firms release capital tied up in real estate assets.  Now in our 35th year, the W. P. Carey Group’s real estate holdings are highly diversified, comprised of more than 850 commercial and industrial assets spanning 24 industries and 14 countries. www.wpcarey.com
Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.
This press release contains forward-looking statements within the meaning of the Federal securities laws.  A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated.  For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Years ended December 31,
	2007	2006	2005
Revenues
Asset management revenue	$83,051	$57,633	$52,332
Structuring revenue	78,175	22,506	28,197
Incentive, termination and subordinated disposition revenue from merger	–	46,018	–
Reimbursed costs from affiliates	13,782	63,630	9,962
Lease revenues	75,403	69,197	62,476
Other real estate income	12,718	8,503	10,273

	263,129	267,487	163,240

Operating Expenses
General and administrative	(61,821)	(41,376)	(44,981)
Provision for settlement	(29,979)	–	–
Reimbursable costs	(13,782)	(63,630)	(9,962)
Depreciation and amortization	(25,543)	(25,137)	(20,051)
Property expenses	(6,245)	(5,984)	(6,155)
Impairment charges	(1,017)	(1,147)	(5,704)
Other real estate expenses	(7,690)	(5,881)	(6,327)

	(146,077)	(143,155)	(93,180)

Other Income and Expenses
Other interest income	6,842	3,305	3,507
Income from equity investments in real estate and CPA® REITs	18,357	7,608	5,182
Minority interest in income	(4,143)	(275)	(264)
Gain on sale of securities, foreign currency transactions and other, net	3,114	12,969	1,359
Interest expense	(20,880)	(17,016)	(15,768)

	3,290	6,591	(5,984)

Income from continuing operations before income taxes	120,342	130,923	64,076
Provision for income taxes	(51,739)	(45,356)	(19,208)

Income from continuing operations	68,603	85,567	44,868

Discontinued Operations
Income from operations of discontinued properties	2,874	1,178	9,328
Gains on sale of real estate, net	15,486	3,452	10,474
Impairment charges	(2,317)	(3,357)	(16,066)
Minority interest in income	(5,394)	(537)	–

Income from discontinued operations	10,649	736	3,736

Net Income	$79,252	$86,303	$48,604

Basic Earnings Per Share
Income from continuing operations	$1.80	$2.27	$1.19
Income from discontinued operations	0.28	0.02	0.10

Net income	$2.08	$2.29	$1.29

Diluted Earnings Per Share
Income from continuing operations	$1.78	$2.20	$1.15
Income from discontinued operations	0.27	0.02	0.10

Net income	$2.05	$2.22	$1.25

Weighted Average Shares Outstanding
Basic	38,113,857	37,668,920	37,688,835

Diluted	39,868,208	39,093,897	39,020,801

Distributions Declared Per Share	$1.88	$1.82	$1.79

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2007	2006	2005
Cash Flows — Operating Activities
Net income	$79,252	$86,303	$48,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including intangible assets and deferred financing costs	27,321	27,207	21,942
Income from equity investments in real estate and CPA® REITs in excess of distributions received	(2,296)	(160)	479
Gains on sale of real estate and investments, net	(15,827)	(14,774)	(10,570)
Recognition of deferred gain on completion of development project	–	–	(2,000)
Minority interest in income	9,537	812	264
Straight-line rent adjustments	2,972	3,152	3,776
Asset management revenue received in shares of affiliates	(55,535)	(31,020)	(31,858)
Unrealized (gain) loss on foreign currency transactions, warrants and securities	(1,659)	(1,128)	779
Impairment charges	3,334	4,504	21,770
Realized (gain) loss on foreign currency transactions	(1,332)	(488)	19
Costs paid by issuance of shares	–	–	201
Increase (decrease) in income taxes, net	1,796	24,311	(1,725)
Settlement provision	29,979	–	–
Tax charge — share incentive plan	–	–	604
Stock-based compensation expense	5,551	3,453	3,936
Decrease in deferred acquisition revenue received	16,164	12,543	8,961
Increase in structuring revenue receivable	(55,897)	(3,459)	(5,304)
Net changes in other operating assets and liabilities	4,111	8,684	(7,171)

Net cash provided by operating activities	47,471	119,940	52,707

Cash Flows — Investing Activities
Distributions received from equity investments in real estate and CPA® REITs in excess of equity income	17,441	13,286	6,164
Capital contributions made to equity investments in real estate	(3,596)	–	–
Purchases of real estate and equity investments in real estate	(80,491)	(102,199)	(465)
Capital expenditures	(15,987)	(4,937)	(2,975)
Loans to affiliates	(8,676)	(108,000)	–
Proceeds from repayment of loans to affiliates	8,676	108,000	–
Proceeds from sales of property and investments	42,214	50,053	45,542
Release of funds from escrow in connection with the sale of property	19,410	10,134	–
Funds placed in escrow in connection with the sale of property	(19,515)	(10,374)	–
Payment of deferred acquisition revenue to affiliate	(524)	(524)	(524)

Net cash (used in) provided by investing activities	(41,048)	(44,561)	47,742

Cash Flows — Financing Activities
Distributions paid	(71,608)	(68,615)	(67,004)
Contributions from minority interests	1,703	2,345	1,539
Distributions to minority interests	(8,168)	(6,226)	(355)
Scheduled payments of mortgage principal	(16,072)	(11,742)	(9,229)
Proceeds from mortgages and credit facilities	189,383	174,501	121,764
Proceeds from loans from affiliates	7,569	–	–
Prepayments of mortgage principal and credit facilities	(115,090)	(166,660)	(151,893)
Release of funds from escrow in connection with the financing of properties	–	4,031	–
Payment of financing costs	(1,350)	(1,601)	(797)
Proceeds from issuance of shares	20,682	8,660	4,400
Excess tax benefits associated with stock-based compensation awards	1,939	626	–
Repurchase and retirement of shares	(25,525)	(1,937)	(2,206)

Net cash used in financing activities	(16,537)	(66,618)	(103,781)

Effect of exchange rate changes on cash	143	333	(369)

Net (decrease) increase in cash and cash equivalents	(9,971)	9,094	(3,701)
Cash and cash equivalents, beginning of year	22,108	13,014	16,715

Cash and cash equivalents, end of year	$12,137	$22,108	$13,014

W. P. CAREY & CO. LLC
Financial Highlights (Unaudited)
(in thousands, except share and per share data)
These financial highlights include non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), funds from operations (“FFO”) and adjusted cash flow from operating activities. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures is provided on the following pages.

	Three months ended December 31,			Years ended December 31,
	2007	2006	2005	2007	2006	2005
EBITDA
Investment management (a)	$(3,906)	$64,954	$10,583	$91,145	$105,683	$48,946
Real estate ownership	31,123	20,784	14,798	88,228	70,619	57,568

Total	$27,217	$85,738	$25,381	$179,373	$176,302	$106,514

FFO
Investment management (a)	$(14,281)	$40,236	$6,620	$69,169	$70,008	$37,603
Real estate ownership	17,192	14,647	17,627	64,097	58,529	60,968

Total	$2,911	$54,883	$24,247	$133,266	$128,537	$98,571

EBITDA Per Share (Diluted)
Investment management (a)	$(0.10)	$1.65	$0.28	$2.29	$2.70	$1.25
Real estate ownership	0.78	0.53	0.38	2.21	1.81	1.48

Total	$0.68	$2.18	$0.66	$4.50	$4.51	$2.73

FFO Per Share (Diluted)
Investment management (a)	$(0.36)	$1.02	$0.17	$1.73	$1.79	$0.97
Real estate ownership	0.43	0.37	0.46	1.61	1.50	1.56

Total	$0.07	$1.39	$0.63	$3.34	$3.29	$2.53

Adjusted Cash Flow From Operating Activities
Adjusted cash flow				$84,241	$70,159	$63,031

Adjusted cash flow per share (diluted)				$2.11	$1.79	$1.62

Distributions paid				$71,608	$68,615	$67,004

Payout ratio (distributions paid/adjusted cash flow)				85%	98%	106%

(a)	Includes reserve taken in the fourth quarter of 2007 in connection with the SEC matter as described in the attached press release.

W. P. CAREY & CO. LLC
Reconciliation of Net Income to EBITDA (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended December 31,			Years ended December 31,
	2007	2006	2005	2007	2006	2005
Investment Management
Net (loss) income (a)	$(12,366)	$32,936	$5,555	$36,808	$53,330	$24,682
Adjustments:
Provision for income taxes	2,473	28,773	3,415	50,158	44,710	18,662
Depreciation and amortization	5,987	3,245	1,613	4,179	7,643	5,602

EBITDA — investment management	$(3,906)	$64,954	$10,583	$91,145	$105,683	$48,946

EBITDA per share (diluted)	$(0.10)	$1.65	$0.28	$2.29	$2.70	$1.25

Real Estate Ownership
Net income	$18,379	$10,693	$5,933	$42,444	$32,973	$23,922
Adjustments:
Interest expense	4,730	3,692	2,930	20,880	17,016	15,768
Provision for income taxes	225	283	258	1,581	646	546
Depreciation and amortization	6,056	4,108	3,067	21,364	17,494	14,449
Reconciling items attributable to discontinued operations	1,733	2,008	2,610	1,959	2,490	2,883

EBITDA — real estate ownership	$31,123	$20,784	$14,798	$88,228	$70,619	$57,568

EBITDA per share (diluted)	$0.78	$0.53	$0.38	$2.21	$1.81	$1.48

Total Company
EBITDA (a)	$27,217	$85,738	$25,381	$179,373	$176,302	$106,514

EBITDA per share (diluted) (a)	$0.68	$2.18	$0.66	$4.50	$4.51	$2.73

Diluted weighted average shares outstanding	39,815,933	39,414,532	38,674,396	39,868,208	39,093,897	39,020,801

(a)	Includes reserve taken in the fourth quarter of 2007 in connection with the SEC matter as described in the attached press release.
Non-GAAP Financial Disclosure
EBITDA as disclosed represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA is a useful supplemental measure for assessing the performance of our business segments, although it does not represent net income that is computed in accordance with GAAP. Accordingly, EBITDA should not be considered an alternative for net income as an indicator of our financial performance. EBITDA may not be comparable to similarly titled measures of other companies.

W. P. CAREY & CO. LLC
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended December 31,			Years ended December 31,
	2007	2006	2005	2007	2006	2005
Investment Management
Net (loss) income (a)	$(12,366)	$32,936	$5,555	$36,808	$53,330	$24,682
Gain on sale of land	—	—	(2,000)	—	—	(2,000)
Amortization, deferred taxes and other non-cash charges	(2,466)	6,285	1,600	30,194	11,728	9,923
FFO from equity investments	551	1,015	1,465	2,167	4,950	4,998

FFO — investment management	$(14,281)	$40,236	$6,620	$69,169	$70,008	$37,603

FFO per share (diluted)	$(0.36)	$1.02	$0.17	$1.73	$1.79	$0.97

Real Estate Ownership
Net income	$18,379	$10,693	$5,933	$42,444	$32,973	$23,922
Gain on sale of real estate, net	(14,865)	(3,637)	(1,355)	(15,827)	(3,452)	(10,474)
Depreciation, amortization and other non-cash charges	4,929	4,692	5,215	20,272	17,294	17,171
Straight-line and other rent adjustments	964	809	1,119	3,080	3,152	3,821
Impairment charges	1,017	1,147	5,949	3,334	4,504	21,770
FFO from equity investments	1,662	1,141	1,368	6,312	4,852	5,360
Minority investees share of FFO	5,106	(198)	(602)	4,482	(794)	(602)

FFO — real estate ownership	$17,192	$14,647	$17,627	$64,097	$58,529	$60,968

FFO per share (diluted)	$0.43	$0.37	$0.46	$1.61	$1.50	$1.56

Total Company
FFO (a)	$2,911	$54,883	$24,247	$133,266	$128,537	$98,571

FFO per share (diluted) (a)	$0.07	$1.39	$0.63	$3.34	$3.29	$2.53

Diluted weighted average shares outstanding	39,815,933	39,414,532	38,674,396	39,868,208	39,093,897	39,020,801

(a)	Includes reserve taken in the fourth quarter of 2007 in connection with the SEC matter as described in the attached press release.
Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.

W. P. CAREY & CO. LLC
Adjusted Cash Flow from Operating Activities (Unaudited)
(in thousands)

	Years ended December 31,
	2007	2006	2005
Cash flow from operating activities — as reported
Adjustments:	$47,471	$119,940	$52,707
CPA®:16 – Global performance adjustment, net (a)	9,425	2,091	313
CPA®:12/14 Merger — revenue net of costs/taxes (b)	—	(23,310)	—
CPA®:12/14 Merger — payment of taxes (c)	20,708	(20,708)	—
Distributions received from equity investments in real estate in excess of equity income (d)	6,769	4,809	2,840
Changes in working capital (c)	(132)	(12,663)	7,171

Adjusted cash flow from operating activities	$84,241	$70,159	$63,031

Distributions paid	$71,608	$68,615	$67,004

Payout ratio (distributions paid/adjusted cash flow)	85%	98%	106%

Non-GAAP Financial Disclosure
Adjusted cash flow from operating activities is a non-GAAP financial measure that represents cash flow from operating activities on a GAAP basis adjusted for certain timing differences and deferrals as described below. We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations and is used in evaluating distributions to shareholders. Adjusted cash flow from operating activities should not be considered as an alternative for cash flow from operating activities computed on a GAAP basis as a measure of our liquidity. Adjusted cash flow from operating activities may not be comparable to similarly titled measures of other companies.

(a) Amounts deferred in lieu of CPA®:16 – Global achieving its performance criterion, net of a 45% tax provision. In determining cash flow genperated from our core operations, we believe it is more appropriate to normalize cash flow for the impact of CPA®:16 – Global achieving its performance criterion, rather than recognizing the entire deferred amount in the year in which the performance criterion was met as this revenue was actually earned over a three year period.

(b) Amounts represent termination and disposition revenue, net of costs and a 45% tax provision, earned in connection with the CPA®:12/14 merger. This revenue is generally earned in connection with events which provide liquidity or alternatives to the CPA® REIT shareholders. In determining cash flow generated from our core operations, we believe it is more appropriate to normalize cash flow for the impact of the net revenue earned in connection with the CPA®:12/14 merger.

(c) Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that our core operations generate. We adjust our GAAP cash flow from operations to record such amounts in the period in which the liability was actually incurred. We believe this is a fairer measure of determining our cash flow from core operations.

(d) We take a substantial portion of our asset management revenue in shares of the CPA® REIT funds. To the extent we receive distributions in excess of the equity income that we recognize, we include such amounts in our evaluation of cash flow from core operations.